Exhibit 11

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities Code: 8028

May 4, 2016

To All Shareholders

Isamu Nakayama

Representative Director and President

FamilyMart Co., Ltd.

1-1, Higashi-Ikebukuro 3-chome,

Toshima-ku, Tokyo, Japan

Notice of Convocation of the 35th Ordinary General Meeting of Shareholders

Dear Shareholders:

This is to inform you that the Ordinary General Meeting of Shareholders (“Meeting”) of FamilyMart Co., Ltd. (the “Company”) for the 35th Term will be held as described below and to request your attendance at the Meeting.

In the event that you are unable to attend the Meeting, please see the “Reference Document for the General Meeting of Shareholders” provided below; you may exercise your voting rights either in writing or via the Electromagnetic Methods as further set forth below.

Exercise of Voting Rights in Writing or via Electromagnetic Methods (the Internet, etc.)

Exercise of voting rights in writing

Please indicate your approval or rejection of the respective resolution items on the Voting Rights Exercise Form enclosed herewith, and return the form so that it arrives no later than 6 p.m. on Wednesday, May 25, 2016.

Exercise of voting rights via electromagnetic methods (the Internet, etc.)

Please refer to the “Exercise of Voting Rights via the Internet” enclosed herewith and register your approval or rejection of the respective agenda on the website (http://www.web54.net), etc., by 6 p.m. on Wednesday, May 25, 2016.

1.	Date and Time	10 a.m., Thursday, May 26, 2016

2.	Venue	“Fuji” Hall on the 3rd Floor, Hotel Metropolitan,

6-1, Nishi-Ikebukuro 1-chome, Toshima-ku, Tokyo

3.	Agenda

Reporting Items

1.      Report on the business report, consolidated financial statements, and the Audit Results Reports of the Independent Auditors and the Board of Corporate Auditors for the consolidated financial statements, for the 35th fiscal year (from March 1, 2015 through February 29, 2016)

2. Report on the financial statements for the 35th fiscal year (from March 1, 2015, through February 29, 2016)

	Resolution Items	No. 1:	Approval of Absorption-Type Merger Agreement between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.

		No. 2:	Approval of Absorption-Type Demerger Agreement between FamilyMart Co., Ltd. and Circle K Sunkus Co., Ltd.

		No. 3:	Partial Amendments to the Articles of Incorporation

		No. 4:	Election of Eleven Directors

		No. 5:	Election of Four Directors in Association with the Absorption-Type Merger and the Absorption-Type Demerger

		No. 6:	Election of One Corporate Auditor

		No. 7:	Election of Two Corporate Auditors in Association with the Absorption-Type Merger and the Absorption-Type Demerger

		No. 8:	Change in the Timing of the Payment of Retirement Benefits for Directors

Notes:

1.	When you attend the Meeting, please present the enclosed Voting Rights Exercise Form at the reception desk.
2.	If you exercised your voting rights both via the Internet, etc. and in writing, only your vote exercised via the Internet shall be counted. If you exercised your voting rights via the Internet more than once, only your last vote shall be counted.
3.	The following items are provided on the Company website (http://www.family.co.jp/), pursuant to the provisions of applicable laws and regulations as well as Article 15 of the Company’s Articles of Incorporation, and are not included in this Convocation Notice or the Appendix of Reference Document for the General Meeting of Shareholders.
(1)	Notes to the Consolidated Financial Statements and Notes to the Financial Statements.
(2)	Notes to the Consolidated Financial Statements and Notes to the Financial Statements for the latest fiscal year of UNY Group Holdings Co., Ltd., which is supposed to be included in Proposal No. 1.
(3)	Notes to the Financial Statements for the latest fiscal year of Circle K Sunkus Co. Ltd., which is supposed to be included in Proposal No. 2.
4.	This Convocation Notice does not include a complete set of the Consolidated Financial Statements and the Financial Statements audited by the Company’s Corporate Auditors and Independent Auditors in preparing their Audit Results Reports.
5.	Should any revisions be made to the business report, consolidated financial statements, financial statements, and/or Reference Document for the General Meeting of Shareholders, such changes will be posted on the Company’s website (http://www.family.co.jp/).

No. 1: Approval of Absorption-Type Merger Agreement between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.

The Company and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) entered into a basic agreement concerning the management integration of the two companies (“Management Integration”) on October 15, 2015 and have subsequently further discussed the Management Integration.

On February 3, 2016, the Company and UNY Group Holdings executed an absorption-type merger agreement (“Absorption-Type Merger Agreement”) concerning an absorption-type merger (“Absorption-Type Merger”), whereby the Company is to be the surviving company of the Absorption-Type Merger and UNY Group Holdings is to be the absorbed company. We, herein, request your approval of the Absorption-Type Merger Agreement. The purpose of the Absorption-Type Merger, details of the Absorption-Type Merger Agreement and other matters with regard to this proposal are as follows.

The Absorption-Type Merger will be effective on September 1, 2016 subject to the approval of Proposal No. 2 as originally proposed.

1.	Purpose of the Absorption-Type Merger

The Company aims to become the retail chain of choice by not only providing convenience but offering “Convenience, Friendliness and Fun,” under its slogan of “FamilyMart, Where You Are One of the Family.” In the convenience store (“CVS”) business, the Company is implementing various merchandising and operational initiatives and aggressively opening stores to enhance the growth prospects and profitability of all franchised stores in Japan. Moreover, in outlining the new strategic theme, “Fun & Fresh,” for growth toward 2020, the Company will propose a next-generation CVS format to embrace a new lifestyle. Regarding its overseas business, particularly in Asian markets, by implementing and improving its business model and operational know-how developed as a Japanese CVS chain, the Company is striving to maximize revenue through aggressively opening new stores and developing and expanding product offerings tailored to meet local characteristics and demands.

UNY Group Holdings, whose corporate philosophy consists of the principles of “Mission,” “Vision” and “Shared Values,” has a strong nationwide presence centered in central Japan. For large commercial areas, UNY Co., Ltd., which manages general merchandise stores (“GMS”), operates “APITA” and “PIAGO” stores to materialize a “new lifestyle creation retail business.” For smaller commercial areas, Circle K Sunkus Co., Ltd. (“Circle K Sunkus”), which operates the CVS business, manages the “Circle K” and “Sunkus” brands under the principle of “Bring the Highest Satisfaction.” In addition, 99 ICHIBA Co., Ltd., which manages the urban mini-supermarkets business, operates the “Mini PIAGO” stores. Each group company makes collaborative efforts to contribute know-how, procurement, product development, and distribution capabilities to strengthen the group’s competitiveness and capitalize on growth opportunities. Furthermore, the UNY Group Holdings operations include dedicated fashion brand retail businesses and general financial services businesses among others. In the growing Asian markets, UNY Group Holdings is expanding its customer-oriented store network to capture market growth.

The Japanese retail market environment has rapidly changed in recent years. The market has been challenged by a contraction due to a declining population, intensified competition for new CVS store openings, and inter-industry competition among drug stores, discounters and department stores as well as CVS operators; on the other hand, an increasing number of consumers now appreciate convenience and differentiated products, which presents new business opportunities. In overseas markets, while affected by economic cycles, the CVS business, which was developed in Japan, has established solid foundations in local markets. While the competition in the retail business has become stronger as economic development continues, both companies still see substantial growth potential by offering unique value to consumers.

Under such circumstances, the Company and UNY Group Holdings had reached the conclusion that the two companies should integrate management resources and establish a new retail group to thrive in this competitive environment.

Through the Management Integration upon the Absorption-Type Merger, the Company and UNY Group Holdings will integrate management resources and aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

2.	Details of the Absorption-Type Merger Agreement

Details of the Absorption-Type Merger Agreement, which the Company and UNY Group Holdings executed on February 3, 2016, are as follows.

Absorption-Type Merger Agreement (Copy)

FamilyMart Co., Ltd. (“FamilyMart”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) enter into the following absorption-type merger agreement (this “Agreement”) as of February 3, 2016 (the “Execution Date”).

Article 1	Parties to the Absorption-Type Merger

1.1.	FamilyMart and UNY Group Holdings shall, in accordance with the provisions of this Agreement, execute an absorption-type merger (the “Absorption-Type Merger”), whereby FamilyMart is to be the surviving company and UNY Group Holdings is to be the absorbed company.

1.2.	The trade names and addresses of FamilyMart and UNY Group Holdings are as follows.

(1)	Surviving Company

Trade Name:	FamilyMart Co., Ltd. (to be changed to “FamilyMart UNY Holdings Co., Ltd.” on September 1, 2016)
Address:	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

(2)	Absorbed Company

Trade Name:	UNY Group Holdings Co., Ltd.
Address:	1, Amaikegotanda-cho, Inazawa, Aichi, Japan

Article 2	Consideration for the Absorption-Type Merger

2.1.	In the Absorption-Type Merger, FamilyMart shall deliver to each UNY Group Holdings shareholder immediately before the time at which the Absorption-Type Merger takes effect (except FamilyMart and UNY Group Holdings, each “Shareholders Receiving Consideration”) a number of common shares in FamilyMart equal to the total number of common shares in UNY Group Holdings held by that Shareholder Receiving Consideration multiplied by 0.138.

2.2.	In the Absorption-Type Merger, FamilyMart shall allocate common shares in FamilyMart to each Shareholder Receiving Consideration at a ratio of 0.138 common shares in FamilyMart for each common share in UNY Group Holdings held by that Shareholder Receiving Consideration.

Article 3	Amount of Common Stock and Reserves of FamilyMart

The amount of common stock and reserves of FamilyMart will not increase through the Absorption-Type Merger.

Article 4	Effective Date

The date on which the Absorption-Type Merger takes effect (the “Effective Date”) shall be September 1, 2016; provided, however, that FamilyMart and UNY Group Holdings may change the Effective Date upon mutual consultation and agreement as necessary to conform with the procedures of the Absorption-Type Merger or other events.

Article 5	Shareholders Meeting

On or before the day before the Effective Date, each of FamilyMart and UNY Group Holdings shall seek a resolution approving this Agreement and the necessary matters for the Absorption-Type Merger at its shareholders meeting.

Article 6	Management of Corporate Assets

During the period from the Execution Date to the Effective Date, each of FamilyMart and UNY Group Holdings shall conduct its businesses and manage and operate its assets with the due care of a good manager.

Article 7	Amendment to Terms and Conditions of the Absorption-Type Merger and Cancellation of this Agreement

During the period from the Execution Date to the Effective Date, if (i) a material change occurs in the property or managing conditions of FamilyMart or UNY Group Holdings, (ii) an event occurs or is found which could materially impede the execution of the Absorption-Type Merger, or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement, FamilyMart and UNY Group Holdings may, upon mutual consultation and agreement, amend the terms and conditions or any other contents of this Agreement or cancel this Agreement.

Article 8	Effectiveness of this Agreement

This Agreement will lose its effectiveness if (i) the approval of this Agreement at the shareholders meeting of FamilyMart or UNY Group Holdings provided for in Article 5 is not obtained on or before the day before the Effective Date, or (ii) the approval of the absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. dated February 3, 2016 at the shareholders meeting of FamilyMart provided for in Article 6 of such absorption-type demerger agreement is not obtained on or before the day before the Effective Date.

Article 9	Matters for Negotiation

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Absorption-Type Merger will be determined upon negotiation and agreement between FamilyMart and UNY Group Holdings in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement and affix their names and seal, and each party retains one original.

February 3, 2016

FamilyMart:

3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

FamilyMart Co., Ltd.

Representative Director and President, Isamu Nakayama(Seal)

UNY Group Holdings:

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

UNY Group Holdings Co., Ltd.

Representative Director and President, Norio Sako(Seal)

3.	Overview of Items Set Forth in Article 191 of the Ordinance for Enforcement of the Companies Act of Japan (“Companies Act”)

(1)	Appropriateness of the Provisions on Items Set Forth in Items 2 and 3 of Article 749, Section 1 of the Companies Act (Item 1 of Article 191 of the Ordinance for Enforcement of the Companies Act)

(i).	Number and Appropriateness of the Allotment of Shares Relating to the Absorption-Type Merger

1)	Allotment of Shares Relating to the Absorption-Type Merger

In the Absorption-Type Merger, the Company shall allocate common shares in the Company to each UNY Group Holdings shareholder immediately before the time at which the Absorption-Type Merger takes effect at a ratio of 0.138 common shares in the Company for each common share in UNY Group Holdings held by such UNY Group Holdings shareholder immediately before the time at which the Absorption-Type Merger takes effect.

	The Company (Surviving Company)	UNY Group Holdings (Absorbed Company)
Allotment of shares relating to the Absorption-Type Merger (“Merger Ratio”)	1	0.138

(Note 1)	The number of shares in the Company to be delivered relating to the Absorption-Type Merger (scheduled): 31,754,417 shares (including the Company’s 2,761,063 treasury shares to be allotted). In addition, the number of the Company’s shares to be delivered in the Absorption-Type Merger may change due to the fluctuation of the number of the treasury shares of UNY Group Holdings.

(Note 2)	No shares in the Company will be allotted as a result of the Absorption-Type Merger to treasury shares (3,767,479 shares as of February 29, 2016) held by UNY Group Holdings.
(Note 3)	Those shareholders of UNY Group Holdings who own less than 725 shares will own less-than-one-unit share (less than 100 shares) of the Company and will not be able to sell such less-than-one-unit shares on the Tokyo Stock Exchange, Inc (“Tokyo Stock Exchange”) and Nagoya Stock Exchange, Inc. Shareholders who own common shares of the Company of less than one unit are entitled to request the repurchase of such shares of less than one unit (procedure whereby the Company purchases the shares of less than one unit from its shareholders) pursuant to Article 192, Section 1 of the Companies Act, and or request to purchase such shares as are necessary to comprise one unit (procedure whereby the Company sells such shares as are necessary to comprise one unit) pursuant to Article 194, Section 1 of the Companies Act.
(Note 4)	For those shareholders of UNY Group Holdings who will receive a fraction of less than one share of the Company as a result of the Absorption-Type Merger, the amount equivalent to the value of such fractional share will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

2)	Basis for the Calculation of the Merger Ratio

A	Basis and Reasons for the Merger Ratio

The Company and UNY Group Holdings respectively reviewed the analysis conducted by the third-party financial advisors stated below and each company’s financial condition, share price on the market and prospects, among other factors, on a comprehensive basis. Upon prudent and thorough discussions, the two companies have come to an agreement that the Merger Ratio described in “1) Allotment of Shares Relating to the Absorption-Type Merger” above is appropriate.

B	Calculation

A)	Names of the Financial Advisors and Relationships with the Company and UNY Group Holdings

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, each company retained independent third-party financial advisors for the calculation of the Merger Ratio. The Company retained Citigroup Global Markets Japan Inc. (“Citi”) and KPMG FAS Co., Ltd. (“KPMG FAS”) as its third-party financial advisors. UNY Group Holdings retained Nomura Securities Co., Ltd. (“Nomura Securities”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its third-party financial advisors.

None of the third-party financial advisors of the Company and UNY Group Holdings has any material interest to be noted in connection with the Absorption-Type Merger.

B)	Overview of the Analysis

Please refer to Schedule 1 “Overview of the Merger Ratio Analysis by Third-Party Financial Advisors” for summaries of their respective analyses.

C	Measures to Ensure Fairness

A)	Obtaining Valuation Reports from Independent Third-Party Financial Advisors

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, the Company received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Citi and KPMG FAS. The Company has not received any written opinion (a so-called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to shareholders in the Company from a financial point of view from Citi or KPMG FAS.

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, UNY Group Holdings received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Nomura Securities and Mitsubishi UFJ Morgan Stanley Securities. UNY Group Holdings has not received any written opinion (a so-called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to UNY Group Holdings shareholders from a financial point of view from Nomura Securities or Mitsubishi UFJ Morgan Stanley Securities.

B)	Advice from Independent Law Firms

In order to ensure the fairness and adequacy of the decision-making by its board of directors, the Company has been advised on the method and procedure of its decision-making among other matters by Mori Hamada & Matsumoto. Mori Hamada & Matsumoto has no material interest in the Company or UNY Group Holdings.

In order to ensure the fairness and adequacy of the decision-making of its board of directors, UNY Group Holdings has been advised on the method and procedure of its decision-making among other matters by TMI Associates. TMI Associates has no material interest in UNY Group Holdings or the Company.

D	Measures to Avoid Conflicts of Interest

In connection with the Absorption-Type Merger, the Company and UNY Group Holdings have not taken any specific measures to avoid conflicts of interest because there is no conflict of interest between the Company and UNY Group Holdings.

(ii).	Appropriateness of the Amount of Common Stock and Reserves of the Surviving Company of the Absorption-Type Merger

The amount of common stock and reserves of the Company will not increase as a result of the Absorption-Type Merger. Such treatment was determined to the extent permitted by law and regulations after thorough discussions considering the financial condition, capital policy and other circumstances of the Company, and therefore we have concluded that this treatment is appropriate.

(2)	Appropriateness of the Provisions on Items Set Forth in Items 4 and 5 of Article 749, Section 1 of the Companies Act (Item 2 of Article 191 of the Ordinance for Enforcement of the Companies Act)

Not applicable.

(3)	The following matters concerning the Absorbed Company of the Absorption-Type Merger (Item 3 of Article 191 of the Ordinance for Enforcement of the Companies Act)

i).	Financial statements and other materials for the latest fiscal year

Refer to “Appendix of Reference Document for the General Meeting of Shareholders: Content of the Financial Documents, Etc. Pertaining to the 45th Fiscal Year of UNY Group Holdings Co., Ltd.”. Notes to the consolidated financial statements and notes to the financial statements for the latest fiscal year of UNY Group Holdings are provided on the Company website, pursuant to the provisions of applicable laws and regulations as well as Article 15 of the Company’s Articles of Incorporation, and are not included in this Convocation Notice or the Appendix of Reference Document for the General Meeting of Shareholders.

ii).	Material disposal of assets, burden of material debt, and any other events which had a material impact on the financial status of UNY Group Holdings after the last day of its latest fiscal year.

Not applicable.

(4)	Material disposal of assets, burden of material debt, and any other events which had a material impact on the financial status of the Company after the last day of its latest fiscal year (Item 5 of Article 191 of the Ordinance for Enforcement of the Companies Act)

The Company and Circle K Sunkus entered into an absorption-type demerger agreement on February 3, 2016 regarding an absorption-type demerger whereby the Company is to be the demerged company and Circle K Sunkus is to be the succeeding company and the rights and obligations held by the Company with respect to its CVS business, including the CVS franchise system it operates, are to be succeeded to by Circle K Sunkus, and such demerger will be effective on September 1, 2016 subject to the consummation of the Absorption-Type Merger.

Schedule 1

Overview of the Merger Ratio Analyses Conducted by the Third-Party Financial Advisors

1. Overview of Analyses by the Company’s Third-Party Financial Advisors

Citi

Citi conducted share price analysis because each company’s shares are publicly traded and market prices are available for both companies, as well as discounted cash flow (“DCF”) analysis in order to reflect both companies’ future business activities in the valuation. In the share price analysis, Citi used October 13, 2015 as the Citi Reference Date 1, and March 5, 2015, one business day prior to the date when a speculative news article about the Management Integration was published, as the Citi Reference Date 2. Citi analyzed the share price of each company on the Citi Reference Date 1 as well as the average share price on a closing price basis in the 1-month, 3-month and 6-month periods preceding the Citi Reference Date 1 (including the Citi Reference Date 1) and analyzed the share price of each company on the Citi Reference Date 2 as well as the average share price on a closing price basis in the 1-month, 3-month and 6-month periods preceding the Citi Reference Date 2 (including the Citi Reference Date 2).

The business plan of the Company that Citi used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the Company expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings. The business plan of the Company is on a stand-alone basis.

The UNY Group Holdings business plan that Citi used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results). The business plan of UNY Group Holdings is on a stand-alone basis; however, a part of the value anticipated by the impact of synergies in the Integrated Company has been added to the UNY Group Holdings’ DCF value.

The results of each methodology are indicated below. The below ranges represent the number of shares in the Company allocated to each UNY Group Holdings share.

Methodology	Range of the Merger Ratio
Share Price Analysis (Citi Reference Date 1)	0.136~0.139
Share Price Analysis (Citi Reference Date 2)	0.121~0.133
DCF Analysis	0.128~0.161

(Note) The supplemental explanations with respect to assumptions, considerations, and limitations of Citi’s valuation of the Merger Ratio are as follows:

In preparing the valuation report regarding the Merger Ratio (“Citi’s Valuation Report”), Citi has assumed and relied, without independent verification, upon the accuracy and completeness of all information, including publicly available information, provided by the Company or UNY Group Holdings, or otherwise independently reviewed by Citi. Citi’s Valuation Report also assumes that there is no relevant information that could materially affect the share values of the Company or UNY Group Holdings, the Management Integration or any other transactions that are contemplated in the Basic Agreement (the “Transactions”) that has been omitted or which remains undisclosed to Citi. In addition, in preparing Citi’s Valuation Report, with the consent of the Company, Citi has assumed that the business plans, financial forecast and any other forward-looking information with respect to the Company and UNY Group Holdings, which were reviewed or used as assumptions by Citi, have been reasonably prepared on bases reflecting the best currently available estimates of and judgments by the management of the Company or UNY Group Holdings as of the Citi Reference Date 1. Citi has not independently examined or verified these assumptions and does not take responsibility for such information or its feasibility. Further, Citi has assumed that (i) the Transactions will have all the effects explained in the discussions between the Company and Citi and the materials provided by the Company, (ii) the Transactions will be consummated in accordance with the Basic Agreement and (iii) the Basic Agreement will be executed with no changes in all material respects from the draft that was submitted to Citi on the Citi Reference Date 1. Citi has assumed that the Company and UNY Group Holdings will observe their duties provided in the Basic Agreement and related agreements, and that indemnification liabilities that would be material to Citi’s analysis in terms of monetary value will not arise. Citi is not a professional advisor of law, accounting or tax, and nothing in Citi’s Valuation Report constitutes legal, tax or accounting advice or opinion. Citi’s Valuation Report assumes that all legal, tax and accounting issues that should be considered by the Company to execute the Transactions have been appropriately examined by the Company with the advice of reliable professional advisors in the respective fields as necessary. Citi’s Valuation Report also assumes that, other than the Transactions, neither the Company nor UNY Group Holdings has plans for capital expenditures, provisions of credit or any other transactions that could have a material impact on the value of their stocks or on the Transactions, and that such plans will not change. Citi’s Valuation Report further assumes that consents, permissions, or approvals from governments and other third parties that might be required for the completion of the Transactions will be obtained, and the fact of obtaining them, or the timing or conditions for obtaining them, would not have any negative impact on the benefits to be gained by UNY Group Holdings through the Transactions or the share values of the Company or UNY Group Holdings after the consummation of the Transactions. Citi’s Valuation Report is necessarily based upon information available to, and financial, market, economic and other conditions and circumstances existing and disclosed to, Citi as of the Citi Reference Date 1. Citi is not obligated to update, supplement or otherwise revise Citi’s Valuation Report, even if it is impacted by the contents of, or circumstances surrounding, a merger agreement, a demerger agreement or other definitive agreements that may be executed between the Company and UNY Group Holdings in connection with the Management Integration or any other subsequent changes.

Citi’s Valuation Report has been prepared for the Company only for the purpose of providing reference information for the Company to consider a Merger Ratio in the Absorption-Type Merger. Nothing contained in Citi’s Valuation Report shall be construed as Citi recommending to (i) the Company that it should execute the Transactions, including the Absorption-Type Merger, with a specific Merger Ratio or (ii) the shareholders of the Company or UNY Group Holdings that they should approve or disapprove the Absorption-Type Merger and/or the Absorption-Type Demerger. Citi’s Valuation Report does not constitute an opinion by Citi to the shareholders of the Company or UNY Group Holdings as to the fairness of a specific Merger Ratio. Citi has been retained as a financial advisor for the Company, and Citi will receive fees from the Company as compensations for the preparation of Citi’s Valuation Report and other services, which will include a fee conditioned upon the approval of the Management Integration by the general shareholders’ meetings of the Company and UNY Group Holdings. In addition, the Company has agreed to indemnify Citi for certain liabilities arising from the aforementioned services. It is possible that (i) Citi and/or its affiliates have provided in the past and/or currently provide the Company, UNY Group Holdings and/or their affiliates with investment banking services that are not directly related to the preparation of Citi’s Valuation Report and (ii) Citi has received or may receive in the future fees with respect to such services. In addition, Citi and/or its affiliates may provide the Company, UNY Group Holdings or any of their affiliates with securities services and other financial services or, in the ordinary course of business, engage in trading in the financial products of the Company, UNY Group Holdings or any of their affiliates for their own account or on behalf of other clients.

KPMG FAS

As the shares of both the Company and UNY Group Holdings are listed on the first section of the Tokyo Stock Exchange and hence market share prices are available, KPMG FAS employed an average market price analysis method for the valuation of both companies’ shares. In addition, in order to take into account both companies’ projected future operating activities in their values, KPMG FAS employed a DCF analysis.

The profit plan of the Company that KPMG FAS used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the Company expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The UNY Group Holdings profit plan that KPMG FAS used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

It should be noted that the financial projections of the Company and UNY Group Holdings’ CVS businesses used as the basis for the DCF analysis were prepared based on the assumption that the contemplated merger would occur. Accordingly, the financial projections include synergies which may occur as a result of the contemplated merger.

In performing the average market price method analysis, two valuation base dates were set by KPMG FAS: October 13, 2015 (“KPMG Valuation Base Date 1”) and March 5, 2015 (“KPMG Valuation Base Date 2”). KPMG Valuation Base Date 2 is one day before the date on which speculative news regarding the Management Integration was reported by the media. The analysis according to the average market price method was made based on each company’s share closing price as of the base date and simple average closing prices over the one-month, three-month and six-month periods prior to each base date as quoted on the first section of the Tokyo Stock Exchange.

The ranges of the Merger Ratios (the number of the Company’s common shares to be delivered per UNY Group Holdings common share) calculated by KPMG FAS by using the above-mentioned valuation methods are as follows:

Methodology	Range of the Merger Ratio
Average Market Price Method (KPMG Valuation Base Date 1)	0.136~0.139
Average Market Price Method (KPMG Valuation Base Date 2)	0.121~0.133
DCF Analysis Method	0.114~0.143

In calculating the Merger Ratios, KPMG FAS relied on and assumed the accuracy and completeness of all information provided by both companies and information obtained from publicly available sources. Accordingly, KPMG FAS has not independently verified the accuracy and completeness of the information provided to or used by it for its analysis. In addition, KPMG FAS has not independently appraised the value of each individual asset and liability owned by both companies, their subsidiaries, related companies and unconsolidated subsidiaries, nor has it requested a third party expert’s appraisal of such individual assets and liabilities.

The calculation of the Merger Ratio conducted by KPMG FAS reflects the information received and economic conditions observed by it as of October 13, 2015. Further, the calculation of the Merger Ratios conducted by KPMG FAS using DCF analysis is based on the assumption that the financial projections for both companies used for the analysis were prepared by their respective management teams with reasonable judgment and logic based on the best estimates currently available to them.

2. Overview of Analyses by UNY Group Holdings’ Third-Party Financial Advisors

Nomura Securities

In the valuation of the Company, as shares of the Company are listed on a financial instruments exchange and a market share price exists, Nomura Securities performed an average market price analysis with the base dates of October 13, 2015 (the “Nomura Base Date 1”) and March 5, 2015, the business day immediately before the date on which the media reported the Management Integration, (the “Nomura Base Date 2”). The analysis was performed based on the respective average closing prices of the shares of the Company on the first section of the Tokyo Stock Exchange for the most recent 6 month-period prior to each calculation base date; the most recent 3 month-period prior to each calculation base date; the most recent 1 month-period prior to each calculation base date; the 5 business days prior to each calculation base date; and the closing share price on each calculation base date. In addition, as there are several listed companies comparable to the Company, Nomura Securities performed a comparable company analysis which enabled an analogical inference of share value. Furthermore, in order to reflect the state of future business activities of the Company in the assessment, Nomura Securities performed a DCF analysis.

In the valuation of UNY Group Holdings, as shares of UNY Group Holdings are listed on a financial instruments exchange and a market share price exists, Nomura Securities performed an average market price analysis, with the Nomura Base Date 1 and the Nomura Base Date 2 as the base dates. The analysis was performed based on the respective average closing prices of the shares of UNY Group Holdings on the first section of the Tokyo Stock Exchange for the most recent 6 month-period prior to each calculation base date; the most recent 3 month-period prior to each calculation base date; the most recent 1 month-period prior to each calculation base date; the 5 business days prior to each calculation base date; and the closing share price on each calculation base date. In addition, as there are several listed companies comparable to UNY Group Holdings, Nomura Securities performed a comparable company analysis which enabled an analogical inference of share value. Furthermore, in order to reflect the state of future business activities of UNY Group Holdings in the assessment, Nomura Securities performed a DCF analysis.

Nomura Securities did not include the value anticipated by the impact of synergies as a result of the Management Integration on the profit plan of the Company and UNY Group Holdings as a basis for its comparable company or DCF analyses.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of the Company is set at one (1).

Methodology	Range of the Merger Ratio
Average Market Price Analysis (Nomura Base Date 1)	0.136~0.139
Average Market Price Analysis (Nomura Base Date 2)	0.121~0.133
Comparable Company Analysis	0.095~0.129
DCF Analysis	0.055~0.159

In calculating the Merger Ratio above, Nomura Securities used information which was provided by both companies and public information without any independent verification for accuracy and completeness on the assumption that such information was accurate and complete. Nomura Securities did not independently perform any valuation, appraisal or assessment of assets and liabilities (including contingent liabilities or individual assets and liabilities) of either company or its respective affiliates, nor did it separately request any third-party institution to perform any such appraisal or assessment. The calculation of the Merger Ratio by Nomura Securities is based on the information available and economic conditions as of October 13, 2015. Nomura Securities also assumed that the financial projections of the Company and UNY Group Holdings had been reasonably prepared based on the best projections and judgments currently available to the management of both companies.

The profit plan of the Company that Nomura Securities used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The UNY Group Holdings profit plan that Nomura Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

Mitsubishi UFJ Morgan Stanley Securities

After considering a number of methods to adopt for calculating the Merger Ratio, Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio using the market price analysis method, as the shares of UNY Group Holdings and the Company are listed and market share prices are available; the comparable company analysis method, as the Merger Ratio can be calculated by comparing financial indices representing the market share prices and earnings, etc., of listed companies which conduct businesses relatively similar to those of UNY Group Holdings and the Company; and the DCF analysis method, in order to reflect the future expected business activity of UNY Group Holdings and the Company in the calculation. Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio by comprehensively considering the results of such analyses. In the market price analysis, Mitsubishi UFJ Morgan Stanley Securities calculated the implied ranges of the market price by calculating: (i) using October 13, 2015 as a calculation base date (the “MUMSS Base Date 1”), the average closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the MUMSS Base Date 1 and the average closing market price on the MUMSS Base Date 1, respectively, and (ii) using March 5, 2015 as another calculation base date (the “MUMSS Base Date 2”), which was the last trading day prior to March 6, 2015 on which the Management Integration was first reported in the news media, the closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the MUMSS Base Date 2 and the closing market price on the MUMSS Base Date 2, respectively. In the comparable company analysis, Mitsubishi UFJ Morgan Stanley Securities selected and analyzed the enterprise value/EBITDA and PER of listed companies comparable to UNY Group Holdings and the Company. In addition, Mitsubishi UFJ Morgan Stanley Securities used financial projections of UNY Group Holdings and the Company on a stand-alone basis without considering the value anticipated by the impact of the Management Integration provided by the companies as the basis for its DCF analysis calculation.

The profit plan of the Company that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The UNY Group Holdings’ profit plan that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

The following table summarizes the ranges of the Merger Ratio calculated by Mitsubishi UFJ Morgan Stanley Securities under each methodology (assuming that the share value per share of the Company is set at 1).

Methodology	Range of the Merger Ratio
Market Price Analysis Method (MUMSS Base Date 1)	0.136~0.139
Market Price Analysis Method (MUMSS Base Date 2)	0.121~0.133
Comparable Company Analysis Method	0.077~0.166
DCF Analysis Method	0.072~0.158

(Note) In performing its analysis with respect to the Merger Ratio, Mitsubishi UFJ Morgan Stanley Securities has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by UNY Group Holdings or the Company. Mitsubishi UFJ Morgan Stanley Securities has assumed that all financial projections have been reasonably prepared to reflect the best estimates and judgments by the management of the Company and UNY Group Holdings of the future financial performance of UNY Group Holdings and the Company. Mitsubishi UFJ Morgan Stanley Securities has not made, nor has it obtained from any third party, any independent valuation or appraisal of the assets or liabilities (including any off-balance sheet assets and liabilities and contingent liabilities) of UNY Group Holdings, the Company or their respective affiliates. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on the aforementioned information made available to it as of October 13, 2015.

No. 2: Approval of Absorption-Type Demerger Agreement between FamilyMart Co., Ltd. and Circle K Sunkus Co., Ltd.

On February 3, 2016, the Company and Circle K Sunkus, a wholly-owned subsidiary of UNY Group Holdings, executed an absorption-type demerger agreement (“Absorption-Type Demerger Agreement”) concerning an absorption-type demerger (“Absorption-Type Demerger”), whereby the Company following the Absorption-Type Merger (the “Integrated Company”) is to be the demerged company of the Absorption-Type Demerger and Circle K Sunkus is to be the succeeding company. The Absorption-Type Demerger will be effective subject to the consummation of the Absorption-Type Merger scheduled on September 1, 2016. We, herein, request your approval of the Absorption-Type Demerger Agreement. The purpose of the Absorption-Type Demerger, details of the Absorption-Type Demerger Agreement and other matters with regard to this proposal are as follows.

The Absorption-Type Demerger will be effective on September 1, 2016 subject to the approval of Proposal No. 1 as originally proposed and the consummation of the Absorption-Type Merger.

1.	Purpose of the Absorption-Type Demerger

Upon the Management Integration, the Integrated Company will operate one of the largest store networks in Japan. By integrating the CVS businesses of the Company and Circle K Sunkus through the Absorption-Type Demerger, the Integrated Company will establish a best-in-class business platform and pursue further economies of scale and synergy opportunities. While expanding our domestic business, we also aim to share and integrate CVS operation know-how developed in Japan and utilize it to strengthen our business in emerging countries, particularly in Asia.

Moreover, through the shift to a holding company model, the Absorption-Type Demerger will allow the Integrated Company to decide the management plan for the whole group, with each operating company under the holding company operating its business rapidly and efficiently in accordance with such management plan, and to aim to maximize the enterprise value of the group taken as a whole.

2.	Details of the Absorption-Type Demerger Agreement

Details of the Absorption-Type Demerger Agreement, which the Company and Circle K Sunkus executed on February 3, 2016, are as follows.

Absorption-Type Demerger Agreement (Copy)

FamilyMart Co., Ltd. (“FamilyMart”) and Circle K Sunkus Co., Ltd. (“Circle K Sunkus”) enter into the following absorption-type demerger agreement (“this Agreement”) on February 3, 2016 (the “Execution Date”) regarding an absorption-type demerger wherein the rights and obligations held by FamilyMart with respect to its convenience store (“CVS”) business, including the CVS franchise system it operates, are to be succeeded to by Circle K Sunkus (the “Absorption-Type Demerger”).

Article 1	Parties to the Absorption-Type Demerger

1.1.	FamilyMart shall, in accordance with this Agreement, transfer to Circle K Sunkus and Circle K Sunkus shall succeed to all of the Rights and Obligations (defined in Article 2, Paragraph 1) held by FamilyMart in relation to its CVS business, including the CVS franchise system it operates, on the Effective Date (defined in Article 5) (the “Business”).

1.2.	The trade names and addresses of FamilyMart (demerged company) and Circle K Sunkus (succeeding company) are as follows.

(1)	Demerged company

Trade Name:	FamilyMart Co., Ltd. (to be changed to “FamilyMart UNY Holdings Co., Ltd.” on September 1, 2016)
Address:	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

(2)	Succeeding company

Trade Name:	Circle K Sunkus Co., Ltd. (to be changed to “FamilyMart Co., Ltd.” on September 1, 2016)
Address:	1, Amaikegotanda-cho, Inazawa, Aichi, Japan (to be changed to “3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan” on September 1, 2016)

Article 2	Succession of rights and obligations

2.1.	The assets, liabilities, agreements, and other rights and obligations succeeded to by Circle K Sunkus from FamilyMart through the Absorption-Type Demerger (the “Rights and Obligations”) shall be set out in the schedule.

2.2.	Circle K Sunkus will completely assume, and in doing so release FamilyMart from, all of the obligations succeeded to by Circle K Sunkus from FamilyMart under the Absorption-Type Demerger.

Article 3	Consideration for the Absorption-Type Demerger

In the Absorption-Type Demerger, Circle K Sunkus shall issue 100 common shares in Circle K Sunkus and deliver them in full to FamilyMart.

Article 4	Amount of Common Stock and Reserves of Circle K Sunkus

The amount of common stock and reserves of Circle K Sunkus will not increase through the Absorption-Type Demerger.

Article 5	Effective Date

The date on which the Absorption-Type Demerger takes effect (the “Effective Date”) shall be September 1, 2016; provided, however, that FamilyMart and Circle K Sunkus may change the Effective Date upon mutual consultation and agreement as necessary to conform with the procedures of the Absorption-Type Demerger or other events.

Article 6	Shareholders Meeting

6.1.	On or before the day before the Effective Date, FamilyMart shall seek a resolution approving this Agreement and the necessary matters for the Absorption-Type Demerger at its shareholders meeting.

6.2.	On or before the day before the Effective Date, Circle K Sunkus shall seek a resolution approving this Agreement and the necessary matters for the Absorption-Type Demerger at its shareholders meeting (including the case where a resolution of the shareholders meeting is deemed to have been made in accordance with Article 319, Paragraph 1 of the Companies Act).

Article 7	Conditions for Taking Effect

The Absorption-Type Demerger will take effect on the condition that an absorption-type merger whereby FamilyMart is a surviving company and UNY Group Holdings Co., Ltd. is an absorbed company under an absorption-type merger agreement between FamilyMart and UNY Group Holdings Co., Ltd. dated February 3, 2016 (the “Absorption-Type Merger Agreement”) has already taken effect on the Effective Date.

Article 8	Non-Competition Obligation

On or after the Effective Date, FamilyMart will not bear the non-competition obligation to Circle K Sunkus with respect to the Business.

Article 9	Amendment to Terms and Conditions of the Absorption-Type Demerger and Cancellation of this Agreement

During the period from the Execution Date to the Effective Date, if (i) a material change occurs in the property or managing conditions of FamilyMart or Circle K Sunkus, (ii) an event occurs or is found which could materially impede the execution of the Absorption-Type Demerger, or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement, FamilyMart and Circle K Sunkus may, upon mutual consultation and agreement, amend the terms and conditions or any other contents of this Agreement or cancel this Agreement.

Article 10	Effectiveness of this Agreement

This Agreement will lose its effectiveness, if (i) the approval of this Agreement at the shareholders meeting of FamilyMart provided for in Article 6 is not obtained on or before the day before the Effective Date, or (ii) the approval of the Absorption-Type Merger Agreement at the shareholders meeting of FamilyMart or UNY Group Holdings Co., Ltd. provided for in Article 5 of the Absorption-Type Merger Agreement is not obtained on or before the day before the Effective Date.

Article 11	Matters for Negotiation

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Absorption-Type Demerger will be determined upon negotiation and agreement between FamilyMart and Circle K Sunkus in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement and affix their names and seal, and each party retains one original.

February 3, 2016

FamilyMart:

3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

FamilyMart Co., Ltd.

Representative Director and President, Isamu Nakayama(Seal)

Circle K Sunkus:

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

Circle K Sunkus Co., Ltd.

Representative Director and President, Shuichi Takeuchi(Seal)

Schedule

Detailed List of the Rights and Obligations

The assets, liabilities, agreements, and other rights and obligations succeeded to by Circle K Sunkus from FamilyMart through the Absorption-Type Demerger are the following rights and obligations held by FamilyMart that pertain to the Business as of the Effective Date.

1. Assets

(1) Current assets

All current assets, including cash and deposits, marketable securities, receivables due from franchised stores, merchandise, prepaid expenses, other receivables, advances paid, and guarantee deposits (except current assets pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

(2) Fixed assets

All fixed assets, including buildings, structures, machinery and equipment, furniture and fixtures, land, investment securities, and guarantee deposits (except fixed assets pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

2. Liabilities

(1) Current liabilities

All current liabilities, including accounts payable, payables due to franchised stores, lease obligations, other accounts payable, accrued expenses payable, and deposits received (except current liabilities pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

(2) Long-term liabilities

All long-term liabilities, including lease obligations, liability for retirement benefits, asset retirement obligations, and lease deposits received (except long-term liabilities pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

3. Employment contracts, etc.

(1) Employment contracts

All contracts with employees employed by FamilyMart as of the Effective Date of the Absorption-Type Demerger (except contracts with employees involved in business pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

(2) Labor agreements

All labor agreements executed between FamilyMart and the FamilyMart Union as of the Effective Date of the Absorption-Type Demerger.

4. IP rights

All intellectual property rights attributable to the Business, including rights with respect to patents, trademarks, designs, and copyrights (except trademarks relating to FamilyMart UNY Holdings Co., Ltd. and other intellectual property rights pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

5. Agreements other than employment contracts

FamilyMart’s status under all agreements executed by FamilyMart with respect to the Business, including sale and purchase agreements, franchise agreements, master transaction agreements, outsourcing agreements, subcontractor agreements, property lease agreements and lease agreements, and all rights and obligations arising from those agreements (except agreements pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

6. Approvals

All legally assignable licenses, permits, authorizations, registrations, applications and other approvals relating to the Business (except approvals pertaining to FamilyMart’s control and management of business activities and group operation of companies in which FamilyMart holds shares).

3. Overview of Items Set Forth in Article 183 of the Ordinance for Enforcement of the Companies Act

(1)	Appropriateness of the Provisions on Items Set Forth in Item 4 of Article 758 of the Companies Act (Item 1 of Article 183 of the Ordinance for Enforcement of the Companies Act)

(i).	Number and Appropriateness of the Allotment of Shares Relating to the Absorption-Type Demerger

Pursuant to the Absorption-Type Demerger Agreement, the rights and obligations held by the Company with respect to its CVS business, including the CVS franchise system it operates, are to be succeeded to by Circle K Sunkus on September 1, 2016, and Circle K Sunkus will issue 100 common shares to the Integrated Company as consideration for the Absorption-Type Demerger.

The Company believes that the 100 common shares of Circle K Sunkus that will be issued to the Integrated Company pursuant to the Absorption-Type Demerger constitute appropriate consideration in connection with such Absorption-Type Demerger. Circle K Sunkus, the succeeding company of the Absorption-Type Demerger, is a 100% subsidiary of the Integrated Company, the demerged company of the Absorption-Type Demerger, as of the consummation of the Absorption-Type Demerger. Only new common shares in Circle K Sunkus will be issued to the Integrated Company in relation to the Absorption-Type Demerger and the number of common shares to be issued was determined through negotiations between the Company and Circle K Sunkus.

(ii).	Appropriateness of the Amount of Common Stock and Reserves of the Succeeding Company of the Absorption-Type Demerger

The amount of common stock and reserves of Circle K Sunkus will not increase as a result of the Absorption-Type Demerger. Such treatment was determined to the extent permitted by law and regulations after thorough discussions considering the financial condition, capital policy and other circumstances of the Company and Circle K Sunkus, and therefore we have concluded that this treatment is appropriate.

(2)	Appropriateness of the Provisions on Items Set Forth in Items 5 and 6 of Article 758 of the Companies Act (Item 3 of Article 183 of the Ordinance for Enforcement of the Companies Act)

Not applicable.

(3)	The following matters concerning the Succeeding Company of the Absorption-Type Demerger (Item 4 of Article 183 of the Ordinance for Enforcement of the Companies Act)

i).	Financial statements and other materials for the latest fiscal year

Refer to “Appendix of Reference Document for the General Meeting of Shareholders: Content of the Financial Documents, Etc. Pertaining to the 15th Fiscal Year of Circle K Sunkus Co., Ltd.”. Notes to the financial statements for the latest fiscal year of Circle K Sunkus are provided on the Company website, pursuant to the provisions of applicable laws and regulations as well as Article 15 of the Company’s Articles of Incorporation, and are not included in this Convocation Notice or the Appendix of Reference Document for the General Meeting of Shareholders.

ii).	Material disposal of assets, burden of material debt, and any other events which had a material impact on the financial status of the company after the last day of its latest fiscal year.

Not applicable.

(4)	Material disposal of assets, burden of material debt, and any other events which had a material impact on the financial status of the Company after the last day of its latest fiscal year (Item 5 of Article 183 of the Ordinance for Enforcement of the Companies Act)

On February 3, 2016, the Company and UNY Group Holdings entered into the Absorption-Type Merger Agreement, whereby the Company is to be the surviving company and UNY Group Holdings is to be the absorbed company, and such merger will be effective on September 1, 2016.

No. 3: Partial Amendments to the Articles of Incorporation

1. Reasons for the amendments

As mentioned in Proposal No. 2, the Company will transfer the rights and obligations of its CVS businesses based on the CVS franchise system to Circle K Sunkus (whose company name is scheduled to be changed to “FamilyMart Co., Ltd.” on September 1, 2016) and will make a transition to a holding company which controls and manages each operating company.

In association with the change of management structure, we request your approval of the following amendments to the current Article 1 (Trade Name) and Article 2 (Objectives) of the Articles of Incorporation.

The partial amendments to the Articles of Incorporation will be effective on September 1, 2016, subject to the approval of Proposals No. 1 and No. 2 as originally proposed and upon the consummation of the Absorption-Type Merger and the Absorption-Type Demerger (which will be effective on the same date).

2. Description of amendments

The proposed amendments are as follows:

(Underlined portions indicate the amendments)
Current Articles of Incorporation	Proposed Amendments
(Trade Name) Article 1 The Company names itself FamilyMart Co., Ltd.	(Trade Name) Article 1 The Company names itself FamilyMart UNY Holdings Co., Ltd.

(Objectives) Article 2	(Objectives) Article 2
The Company aims to operate the following businesses:	The Company aims to control or manage the business activities of companies (including foreign companies), associations (including foreign equivalents) and any other equivalent business entities that engage in the following lines of business by holding stocks or interests in such entities.

1.      Sale of food, clothes, household goods, sundries, general goods, electric machines and devices, photo machines, devices and materials, petroleum products, entertainment goods, athletic goods, smoking goods, toys, cosmetic products, seeds, plants, animals and other goods, and manufacture, processing, wholesale, import and export and lease of related products

2.      Sale of tea, coffee, cocoa and other beverages as well as ice

3.      Agriculture, cattle, fisheries and forestry businesses, and processing and sale of agricultural, cattle, fisheries and forestry products

4.      Sale and lease of books, newspapers, art objects, art crafts, crafts and collectible stamps

5.      Sale of liquor, salt, cigarettes, rice and used objects

6.      Sale of stamps, postcards and tax stamps

7.      Manufacture and sale of drugs, drugs for animals, quasi-drugs, toxic substances, deleterious substances, pesticides, fertilizers, feed, scales and measurers, medical equipment and measurement devices

8.      Sale, lease and import and export of automobiles, automobile accessories, bicycles and bicycle accessories

9.      Management of drug stores, inns, hotels, restaurants, cram schools, culture schools, sports facilities, gas (petrol) stations and parking lots

1.      Operation of and consulting in connection with franchise convenience stores

2.      Retail business for department stores and other commercial businesses and related manufacturing / processing / consignment / wholesale of merchandise

3.      Manufacturing / processing / purchasing / wholesale / sale of perishable food, processed food, frozen food, dairy products / edible oils and fats, seasonings, tea, coffee, cocoa, drinking water, alcoholic beverages, ice and other food and beverages

4.      Sale of salt, tobacco, postage stamps, postcards and revenue stamps and processing and sale of grains

5.      Sale of liquor

6.      Sale of clothing and bedding products

7.      Sale of accessories, fur products, footwear, rain gear and bags

8.      Sale of watches, eye glasses, precious metals, jewels and smoking supplies

9.      Sale of food boxes, packaging products and containers

10.    Manufacturing / processing / wholesale / sale of kitchenware and everyday sundry goods

11.    Manufacturing / processing / wholesale / sale of household electrical appliances, telecommunication equipment, furniture, interior decor, lighting equipment, precision equipment, cleaning equipment, machine tool equipment and construction machinery

10.    Photography service, dry cleaning service, advertising agency business, general travel service, domestic travel service and travel agency business

11.    Cargo automobile transport business, automobile disassembly and automobile maintenance service

12.    Design and implementation of comprehensive construction work, interior finishing work, gardening work

13.    Sale and purchase, lease and management of real estate and acting as an agency, brokerage and appraiser thereof

14.    Sale and purchase and lease of stores, store facility equipment, product display equipment and parts thereof

15.    Operations related to life insurance solicitation and damage insurance agency business

16.    Lending and arranging for loan and credit card business according to the Installment Sales Act

17.    Bank agency business

18.    Publishing

19.    Courier service, multi-purpose service, cleaning service and consignment for ticket sales

20.    Catalogue shopping business

21.    Collection and processing and sale of information using communication systems such as the Internet, as well as a variety of information provision services

22.    Research, training and issuance of publications on distribution and convenience stores

23.    Manufacture, sale and purchase, lease, and import and export of computer software

24.    Telecommunications businesses according to the Telecommunications Business Law

25.    Labor dispatching service and job placement service

26.    Sale of public lottery tickets according to the Public Lottery Ticket Law, and sale of sports promotion lottery tickets according to the Sports Promotion Lottery Law

27.    Acceptance of utility fees, taxes and public dues

28.    Trade in emission rights for greenhouse gases

29.    Generation and supply of electricity

30.    Technical assistance and training relating to, and investment in, retail and service operations listed in each of the above clauses 1-29

31.    Franchise system consulting services related to businesses listed in each of the above clauses 1-30

32.    Introduction and installation of automatic cash deposit machines, and outsourced administration thereof

33.    All other businesses incidental to businesses listed in each of the above clauses 1-32

12.    Manufacturing / processing / wholesale / sale of entertainment products, toys, sporting goods, musical instrument, records and tapes

13.    Sale of paper, stationery, office apparatuses and educational materials

14.    Sale and repair of works of art, firearms and swords

15.    Sales of medical products, quasi-medical products, medical equipment, medicine, medical supplements, cosmetics, chemicals for chemical industry use, gases, welfare equipment, nursing care products, hygiene products and measuring instruments

16.    Sale / dismantling / maintenance of automobiles, bicycles, other vehicles and their parts, and car lease / export / import,/ rental business

17.    Sale of optical instrument appliances and photographic equipment and materials

18.    Production / purchasing / sale of seeds, plants, animals, animal feed, fertilizer, crop production materials (including plastic products such as steel frame material for vinyl greenhouses and multi-tunnels), gardening materials and construction materials

19.    Delivery, rental and export / import of goods listed in the above clauses 1-18

20.    Planning, development, production, export / import, buying and selling, brokerage of rental, and rental of printed materials (such as books, magazines and newspapers), electronic publications (including digital data for digital publication) and movies

21.    Planning, development, production, export / import, buying and selling, brokerage of rental, and rental of video and sound recordings on DVDs, CD-ROMs, Compact Disks, video tapes, records and music tapes, and video and sound recordings on digital data (including video, sound and picture file data which can be downloaded through the Internet)

22.    Business that is related to planning, production, operation, and management of various events, lectures and seminars etc.

23.    Development and dissemination of crop cultivation and distribution techniques

24.    Research, planning, and development, and consulting business for buildings, institutions and facilities for the disabled

25.    Door to door sales and mail-order sales business

26.    Antiques business

27.    Management of pharmacies and clinics

28.    Management, ownership, operation, and lease of restaurants, theaters, amusement centers, movie theaters, hotels, hot spring facilities, holiday houses, assisted living facilities for the elderly, information centers, sports facilities, beauty treatment salons, relaxation salons, massage salons, licensed massage clinics, culture centers, tutoring schools, wedding halls, exhibition halls, funeral halls, car parks and gas stations

29.    Management of virtual shops that use Internet web pages etc.

30.    School lunch program and food delivery service business

31.    Landscape gardening, agriculture, forestry, fisheries and livestock farming business

32.    Sale of volatile oils, kerosene, lubricant oils and other petroleum products, and outsourcing business related to administration of sales facilities for those products above

33.    Photography business, printing and copying business, cleaning business, inventory business, refuse collection business, hair salon business and beauty salon business

34.    Agency service for overseas transactions, export / import business and export / import agency service

35.    General passenger vehicle transportation business, chauffeur service business and truck transportation business, related brokerage service business and travel agency business, and introduction of driving schools

36.    Research on, training on, advertising of, and publishing of printed material for distribution business and convenience stores

37.    Advertising business, sale of advertising information media, advertising agency service

38.    Communication and data processing business under the Telecommunications Business Law

39.    Catalog mail-order business, business related to transportation and storage of goods, consignment agency business for home delivery service and agency business for cleaning delivery under the Cleaning Business Law

40.    Development / research / sale of designs of various merchandise and shop layouts and related research and development service

41.    Collection / storage / processing / sale of information using communication systems such as the Internet and various database services

42.    Information services for any other merchandise / services that are not mentioned in clause 41

43.    Development, sale, export / import, lease and agency service for computer hardware, software and peripheral equipment

44.    Issuing and handling of loyalty or membership point cards and issuing and sale of gift vouchers, gift certificates, prepaid cards and other prepaid instruments

45.    Sale and agency service for various tickets, lottery tickets under the Lottery Ticket Act and sports promotion lottery tickets under the Sports Promotion Lottery Act

46.    Acquisition / transfer / management / lease and intermediary services for rights and benefits in accordance with laws regarding patent rights, utility model rights, breeder’s rights, design rights, copyrights, trademark rights and other types of intellectual property

47.    Casualty insurance agency business, casualty insurance agency business and life insurance solicitation business under the Automobile Liability Security Act, other insurance intermediary agency service and insurance service business

48.    Selling and buying / lease / agency service / management / appraisal / construction / development / repair business for real estate

49.    Selling and buying / lease / appraisal / repair of kitchen equipment, store facilities, water supply / drainage facilities, air-conditioning systems, vending machines, fixtures and other movable assets

50.    Construction and design, supervision and execution of civil engineering work

51.    Interior and exterior decorating, equipment installation and construction

52.    Planning, design and execution of urban development

53.    Planning and development of stores and outsourced administration and operation services

54.    Intermediary agency and warranty service for money lending, credit card agency service, financing and arranging purchase loans and installment purchases, other financial instrument business

55.    Agency business for money clearance, collection of utility fees and taxes and public dues and administration business for the issuance of family registers, residence cards and certificates of seal impression

56.    Factoring transaction, portfolio management, comprehensive consulting service for corporate risk management

57.    Introduction / installation / operation / maintenance / management of ATMs and related outsourcing business

58.    Technical assistance / management guidance service / outsourcing business / investing in and financing various enterprises

59.    Planning / execution of market research and related contract planning and execution service

60.    Investigation / research of management information and related contract investigation and research service

61.    Investigation / planning / design / development / sale of businesses and systems

62.    Various outsourcing intermediary services / placement service / intermediary service / brokerage business / contracting business / consulting business and leasing business

63.    Maintenance management business for air conditioning systems, waste water treatment facilities and other buildings and related facilities, janitorial and snow clearing service for buildings

64.    Recycling processing work and transportation of industrial and non-industrial waste

65.    Contract security services for buildings such as offices / stores / warehouses / factories / dormitories / residential properties and their attached structures

66.    Contract security service for transporting merchandise, securities, currency etc.

67.    Contract safety and security service for personal safety and protection of merchandise in public places, and car park management business

68.    Contract personal / corporate credit research

69.    Business related to the development / manufacturing / sale / operation of car park management equipment, security equipment and other equipment / facilities / systems related to crime prevention / fire prevention / disaster prevention / safety

70.    General and specialized labor dispatching business and job placement business

71.    Agency / training / management / promotion for television personalities

72.    Long term care service and housekeeping agency service

73.    In-home service, local-tailored service, in-home long-term care service, preventive long-term care service and other services under the Long-Term Care Insurance Act

74.    Issuing / sale / management of electronic money, electronic tickets and information on their values

75.    Bank agency business, foreign exchange business and money changing business

76.    Trading of greenhouse gas emission rights

77.    The operation and management of power generation businesses, and the sale of electricity

78.    Re-charging service for electric vehicle

79.    Any line of business that is incidental or related to any of the businesses mentioned in any of the foregoing clauses 1-78

② The Company shall be entitled to engage in any businesses listed in the items of the preceding paragraph and any businesses incidental or related thereto

Article 3 – Article 37 (provisions omitted)	Article 3 – Article 37 (unchanged)

No. 4: Election of Eleven Directors

The terms of office of all current Directors (10 persons) will expire at the conclusion of this Meeting. Accordingly, we propose that eleven (11) Directors, including one (1) Outside Director, be elected. The candidates for Director are as described below. Toshinori Honda, Masaaki Kosaka, Akinori Wada, Yukihiko Komatsuzaki, Hiroaki Tamamaki and Takashi Sawada, who are candidates for Director, will resign on August 31, 2016, which is the day before the effective date of the Absorption-Type Merger and the Absorption-Type Demerger mentioned in Proposals No. 1 and No. 2.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
1	Junji Ueda (December 27, 1946) reappointment	April 1970	Joined ITOCHU Corporation	8,400
		May 1999	Assistant General Manager of Foods Division and General Manager of CVS Division of ITOCHU Corporation
		September 2000	Executive Officer of the Company
		May 2001	Managing Director and Managing Executive Officer of the Company
		March 2002	President and Chief Executive Officer of the Company
		January 2013	Representative Director, Chairman and Chief Executive Officer of the Company (present)

Reason for choosing the candidate for Director

Junji Ueda has led the Company with his strong leadership, has built a strong position in the industry and has been committed to improving the enterprise value of the Company over the years since he assumed his position as Chief Executive Officer of the Company. Furthermore, he has acted as Chairman of the Board of Directors and has fulfilled his duties as a Director. We believe that, for the above reasons, Junji Ueda is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
2	Isamu Nakayama (October 12, 1957) reappointment	April 1981	Joined ITOCHU Corporation	4,300
		April 2004	General Manager of Oilseeds, Oils & Fats Department of ITOCHU Corporation
		April 2010	Executive Officer and Senior Vice President of Food Company of ITOCHU Corporation
		April 2012	Managing Executive Officer and Executive Vice President of Food Company and Chief Operating Officer of Provisions Division of ITOCHU Corporation
		January 2013	President and Executive Officer of the Company
		May 2013	Representative Director and President of the Company (present)

Reason for choosing the candidate for Director

Isamu Nakayama has directed the management of the Company with his strong leadership, has built the Company’s mid-long term management strategy and has been committed to improving the enterprise value of the Company since he assumed his position as Representative Director and President of the Company. Furthermore, he has produced many achievements using his deep experience with other companies and has fulfilled his duties as a Director. We believe that, for the above reasons, Isamu Nakayama is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
3	Toshio Kato (March 2, 1961) reappointment	March 1983	Joined the Company	2,500
		September 2000	Deputy General Manager of Store Operation Department, Operation Division of the Company
		March 2003	Executive Officer and General Manager of Kita-Kanto District of the Company
		May 2007	Director, Managing Executive Officer, General Manager of Operation Division and Supervisor of Customer Service Office and Franchise Relations Office of the Company
		March 2011	Managing Director, Managing Executive Officer, General Manager of Corporate Planning Division and General Manager of Corporate Planning Department of the Company
		March 2015	Director, Senior Managing Executive Officer, General Manager of Store Operation Division, General Manager of Information Systems Division and Supervisor of Customer Service Office and Franchisee Relations Office of the Company (present)

Reason for choosing the candidate for Director

Toshio Kato has served as General Manager of the District Division, Corporate Planning Division, Store Operation Division and Information Systems Division of the Company, and has aggressively promoted measures to improve customer service and enhance store operations focusing on the service, quality and cleanliness of franchisees over many years, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Toshio Kato is necessary for the management of the Company and nominate him for again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
4	Toshinori Honda (March 5, 1949) reappointment	April 1971	Joined Daiwa Securities Co., Ltd.	800
		January 1996	Director and General Manager of Food Headquarters of Seven- Eleven Japan Co., Ltd.
		April 1998	Managing Director of Lotte Group
		May 2004	Senior Managing Director of SUGI Pharmacy Co., Ltd.
		May 2005	President and Representative Director of Laox Co., Ltd.
		December 2009	President and Representative Director of am/pm Japan Co., Ltd.
		March 2010	Managing Executive Officer and General Manager of Business Integration Promotion Department, am/pm Operations Integration Division of the Company
		March 2015	Senior Managing Executive Officer, General Manager of Merchandising Division, General Manager of Logistics & Quality Control Division, Chairman of Ready-to-eat Meals Structural Reform Committee and Chairman of Logistics Structural Reform Committee of the Company
		May 2015	Director, Senior Managing Executive Officer, General Manager of Merchandising Division, General Manager of Logistics & Quality Control Division, Chairman of Ready-to-eat Meals Structural Reform Committee and Chairman of Logistics Structural Reform Committee of the Company
		March 2016	Director, Senior Managing Executive Officer, General Manager of Merchandising Division, General Manager of Logistics & Quality Control Division, General Manager of Overseas Area Franchising Product Department and Chairman of Ready-to-eat Meals Structural Reform Committee (present)
Important Positions Concurrently Held in Other Organizations:
President and Representative Director of Clear Water Tsunan Co., Ltd.

Reason for choosing the candidate for Director

Toshinori Honda has served as General Manager of the Merchandising Division and Logistics & Quality Control Division of the Company and has aggressively promoted reforms in merchandising and logistics, taking advantage of his deep experience as a director of many other companies, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Toshinori Honda is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
5	Masaaki Kosaka (January 23, 1962) reappointment	March 1984	Joined the Company	2,600
		March 2001	General Manager of Sales Planning Department, Sales Planning Division of the Company
		March 2003	Executive Officer and General Manager of Sales Planning Office, Corporate Planning Department of the Company
		May 2009	Director and Managing Executive Officer of the Company and President of FAMIMA CORPORATION
		March 2012	Managing Director, Managing Executive Officer and General Manager of International Business Division of the Company
		March 2015	Director, Managing Executive Officer and General Manager of International Business Division of the Company
		September 2015	Director, Managing Executive Officer and General Manager of International Business Division of the Company, General Manager of International Business Department (present)
Important Positions Concurrently Held in Other Organizations:
President and Chief Executive Officer of FamilyMart China Holding Co., Ltd.

Reason for choosing the candidate for Director

Masaaki Kosaka has served as a representative of the Company’s overseas subsidiary and General Manager of the International Business Division, and he has developed the Company’s overseas store network and enhanced its relationships with overseas partners over many years, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Masaaki Kosaka is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
6	Akinori Wada (January 2, 1960) reappointment	June 1985	Joined the Company	4,100
		September 2000	General Manager in charge of promotion of the development of Kansai Region of the Company
		March 2003	Executive Officer and General Manager of Chugoku and Shikoku District of the Company
		May 2009	Director, Managing Executive Officer and General Manager of Store Development Division of the Company
		March 2012	Managing Director, Managing Executive Officer and General Manager of Store Development Division of the Company
		March 2015	Director, Managing Executive Officer and General Manager of Store Development Division of the Company (present)

Reason for choosing the candidate for Director

Akinori Wada has been involved in the field of development, has served as General Manager of District Division and Store Development Division, has developed the Company’s domestic store network and aggressively promoted its business relationships with companies in various fields of business over many years, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Akinori Wada is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
7	Yukihiko Komatsuzaki (December 13, 1953) reappointment	April 1978	Joined Nippon Steel Corporation	1,400
		March 2007	President and Chief Executive Officer of REX Holdings Inc.
		July 2010	Advisor of REX Holdings Inc.
		October 2010	Managing Executive Officer and Deputy General Manager of Management Division of the Company
		May 2011	Director, Managing Executive Officer and Deputy General Manager of Management Division of the Company
		March 2012	Managing Director, Managing Executive Officer and Deputy General Manager of Management Division of the Company
		March 2015	Director, Managing Executive Officer, General Manager of Corporate Planning Division and Chairman of Cost Structure Reform Committee of the Company
		November 2015	Director, Managing Executive Officer, General Manager of Corporate Planning Division, General Manager of Project Promotion Office, Chairman of Cost Structure Reform Committee of the Company (present)

Reason for choosing the candidate for Director

Yukihiko Komatsuzaki has been involved in the Company’s Management Division, aggressively promoted many projects as General Manager of the Corporate Planning Division and worked to achieve the Company’s management plans, taking advantage of his various experiences with other companies, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Yukihiko Komatsuzaki is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
8	Hiroaki Tamamaki (July 9, 1956) reappointment	April 1980	Joined ITOCHU Corporation	2,300
		April 2010	Executive Officer and General Manager of Textile Material & Fabric Division of ITOCHU Corporation
		April 2011	Managing Executive Officer and Officer in charge of Corporate Planning Division of the Company
		May 2011	Director, Managing Executive Officer and Officer in charge of Corporate Planning Division of the Company
		March 2012	Managing Director, Managing Executive Officer and Officer in charge of Corporate Planning Division of the Company
		March 2015	Director, Managing Executive Officer and General Manager of New Business Development Division of the Company (present)
Important Positions Concurrently Held in Other Organizations:
Outside Director of Pocketcard Co., Ltd.

Reason for choosing the candidate for Director

Hiroaki Tamamaki has served as Officer in charge of the Corporate Planning Division and General Manager of the New Business Development Division of the Company, and has put together and aggressively strived to promote new businesses, taking advantage of his various experiences with another company, and he has fulfilled his duties as a Director. We believe that, for the above reasons, Hiroaki Tamamaki is necessary for the management of the Company and nominate him again for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
9	Takashi Sawada (July 12, 1957) new appointment	April 1981	Joined ITOCHU Corporation	—
		November 1998	Director and Vice President of Fast Retailing Co., Ltd.
		February 2003	Founded and assumed role as President and Representative Director of Kiacon Corporation
		October 2005	Founded and assumed role as President and Chief Executive Officer of Revamp Corporation
		March 2016	Advisor of the Company (present)
		April 2016	Representative Director and Chairman of Revamp Corporation
		May 2016	Director and Chairman of Revamp Corporation (present)
Important Positions Concurrently Held in Other Organizations: Director and Chairman of Revamp Corporation

Reason for choosing the candidate for Director

Takashi Sawada has engaged in chemical product sales and distribution projects with another firm, and has served in top management positions at a retailing firm and a management consulting firm. We hope that he will contribute to the management of the Company with his deep knowledge of the retailing industry as well as his management experience and nominate him for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
10	Kunihiro Nakade (December 23, 1957) new appointment	April 1980	Joined ITOCHU Corporation	—
		May 2006	General Manager of CFO office of ITOCHU Corporation
		May 2010	Chief Financial Officer of Textile Company of ITOCHU Corporation
		April 2011	Chief Financial Officer and Chief Information Officer of Textile Company of ITOCHU Corporation
		April 2012	Executive Officer, Deputy General Manager of General Accounting Control Division of ITOCHU Corporation
		April 2015	Managing Executive Officer and General Manager of General Accounting Control Division of ITOCHU Corporation
		May 2016	Advisor of the Company (present)

Reason for choosing the candidate for Director

Kunihiro Nakade has engaged in accounting and finance related operations and has held positions such as general manager of the accounting department of another firm over many years. We hope that he will contribute to the management of the Company with his deep expertise in the fields of accounting and finance and nominate him for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
11	Akihiro Watanabe (February 18, 1959) new appointment, candidate for Outside Director	May 1982	Joined New York office of Peat Marwick Mitchell & Co. (currently KPMG LLP)	—
		July 1990	Partner of Audit Department of KPMG LLP
		July 1994	Representative Director of KPMG Corporate Finance
		October 2002	Visiting Professor at the Graduate School of Business Administration of Kobe University (present)
		April 2004	Founded GCA (currently GCA Savvian Corporation) and assumed role as Representative Director
		September 2005	Visiting Professor at Hitotsubashi University School of Law (law school)
		October 2006	Trustee of International Valuation Standards Council
		March 2008	Founded GCA Savvian Group Corporation (currently GCA Savvian Corporation) and assumed role as Representative Director and CEO of GCA Savvian Corporation (present)
Important Positions Concurrently Held in Other Organizations:
Representative Director and CEO of GCA Savvian Corporation
Visiting Professor at the Graduate School of Business Administration of Kobe University
Outside Director of Qualicaps Co., Ltd.
Outside Director of Maruho Co., Ltd.

Reason for choosing the candidate for Outside Director

Akihiro Watanabe is a candidate for Outside Director and for Independent Director as prescribed in financial instruments exchange regulations. He has abundant experience acquired through his involvement in various M&A transactions, such as integrating the management of domestic and foreign companies as well as through his years of experience as an outside director of domestic and foreign companies. We hope that he can provide valuable opinions and advice based on these experiences and his deep knowledge as an M&A and accounting professional (i.e. certified public accountant in Japan and the United States) and in public company management and nominate him for Outside Director.

Other matters to be noted concerning the candidate for Outside Director

When Akihiro Watanabe is elected as an Outside Director, the Company will, in accordance with the rules stated in Article 427, Paragraph 1 of the Companies Act, enter into a contract with him to the effect that, if he is in breach of his duties without knowledge and is not grossly negligent in breaching his duties, his liability as a Director under Article 423, Paragraph 1 of the Companies Act will be limited to the minimum liability amount provided in applicable laws and regulations.

Notes:	1.	Toshinori Honda also serves as President and Representative Director of Clear Water Tsunan Co., Ltd., a consolidated subsidiary of the Company. The Company has business relationships with Clear Water Tsunan Co., Ltd., such as contract manufacturing of products.
	2.	Masaaki Kosaka also serves as President and Chief Executive Officer of FamilyMart China Holding Co., Ltd., a consolidated subsidiary of the Company. The Company has business relationships with FamilyMart China Holding Co., Ltd., which include licensing.
	3.	Akihiro Watanabe also serves as Representative Director and CEO of GCA Savvian Corporation. The Company and GCA Savvian Corporation have a business relationship concerning consulting service consignment.
	4.	There is no special relationship of interest between the Company and any of the candidates other than those mentioned above.

No. 5: Election of Four Directors in Association with the Absorption-Type Merger and the Absorption-Type Demerger

In association with the Absorption-Type Merger and the Absorption-Type Demerger, we propose that four (4) Directors, including one (1) Outside Director, be elected. The candidates for Director are as described below. The election will be effective on September 1, 2016, subject to the approval of Proposals No. 1 and No. 2 as originally proposed and the consummation of each of the Absorption-Type Merger and the Absorption-Type Demerger (which will be effective on the same date).

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
1	Norio Sako (July 16, 1957) new appointment	March 1980	Joined UNY Co., Ltd. (currently UNY Group Holdings)	—
		May 2006	Executive Officer of UNY Co., Ltd.
		May 2008	Director and Executive Officer of UNY Co., Ltd.
		May 2011	Managing Director and Managing Executive Officer of UNY Co., Ltd.
		May 2012	Senior Managing Director and Senior Managing Executive Officer of UNY Co., Ltd.
		February 2013	Director of UNY Group Holdings
		March 2015	Representative Director and President of UNY Group Holdings (present)
Important Positions Concurrently Held in Other Organizations:
Representative Director and President of UNY Group Holdings
Representative Director and President of UNY Co., Ltd.

Reason for choosing the candidate for Director

Norio Sako is currently acting as Representative Director and President of UNY Group Holdings. He is managing the company with his strong leadership and building the mid-long term management plan, and is committed to improving the enterprise value of UNY Group Holdings. We hope that he will contribute to the management of the Company with his deep expertise and management experience. We believe that, for the above reasons, Norio Sako is necessary for the management of the Company following the Management Integration with UNY Group Holdings and nominate him for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
2	Jiro Koshida (December 20, 1954) new appointment	March 1979	Joined UNY Co., Ltd. (currently UNY Group Holdings)	—
		May 2006	Executive Officer of UNY Co., Ltd.
		May 2009	Director and Executive Officer of UNY Co., Ltd.
		May 2011	Managing Director and Managing Executive Officer of UNY Co., Ltd.
		May 2012	Senior Managing Director and Senior Managing Executive Officer of UNY Co., Ltd.
		February 2013	Senior Managing Director and Chief Financial Officer of UNY Group Holdings
		May 2014	Director, Senior Executive Officer, Chief Financial Officer of UNY Group Holdings
		March 2015	Director and Senior Executive Officer of UNY Group Holdings
		May 2015	Director, Senior Executive Officer, in charge of Secretary, Public & Investor Relations and Finance & Accounting of UNY Group Holdings (present)
Important Positions Concurrently Held in Other Organizations:
Director, Senior Executive Officer, in charge of Secretary, Public & Investor Relations and Finance & Accounting of UNY Group Holdings
Director of Circle K Sunkus
Outside Director of Sagami Corporation
Outside Director of UCS Co., Ltd.
Director of Palemo Co., Ltd.

Reason for choosing the candidate for Director

Jiro Koshida is currently acting as Director and Senior Executive Officer of UNY Group Holdings and has been engaged in accounting and financing operations for many years. We hope that he will contribute to the management of the Company with his deep expertise and business experience. We believe that, for the above reasons, Jiro Koshida is necessary for the management of the Company following the Management Integration with UNY Group Holdings and nominate him for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
3	Jun Takahashi (August 24, 1959) new appointment	June 1989	Joined Circle K Japan Co., Ltd. (currently Circle K Sunkus)	—
		March 2008	Executive Officer, General Manager of Region Department-IV of Circle K Sunkus
		May 2010	Director, General Manager of Sales Department of Circle K Sunkus
		February 2013	Director, Group Strategic Headquarters Director and Store Development Department Director of UNY Group Holdings
		May 2014	Director, Executive Officer, Group Strategic Headquarters Director and Store Development Department Director of UNY Group Holdings
		February 2016	Director, Executive Officer, Group Strategic Headquarters Director and Planning & Policy Department Director of UNY Group Holdings (present)
Important Positions Concurrently Held in Other Organizations:
Director, Executive Officer, Group Strategic Headquarters Director and
Planning & Policy Department Director of UNY Group Holdings

Reason for choosing the candidate for Director

Jun Takahashi is the current Director, Executive Officer, and Group Strategic Headquarters Director of UNY Group Holdings, and is engaged in executing and planning the strategies of group businesses including the general retail business and the convenience store business. We hope that he will contribute to the management of the Company with his deep expertise and business experience. We believe that, for the above reasons, Jun Takahashi is necessary for the management of the Company following the Management Integration with UNY Group Holdings and nominate him for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
4	Takashi Saeki (June 14, 1951) new appointment, candidate for Outside Director	April 1974	Joined TOHO GAS Co., Ltd.	—
		June 2004	Director of TOHO GAS Co., Ltd.
		June 2006	Director, Managing Executive Officer of TOHO GAS Co., Ltd.
		June 2008	Representative Director, President, and Executive Officer of TOHO GAS Co., Ltd.
		June 2012	Chairman and Representative Director of TOHO GAS Co., Ltd. (present)
Important Positions Concurrently Held in Other Organizations:
Chairman and Representative Director of TOHO GAS Co., Ltd.
Outside Director of UNY Group Holdings
Outside Director of Central Japan Railway Company
Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd.
Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.

Reason for choosing the candidate for Outside Director

Takashi Saeki is a candidate for Outside Director and for Independent Director as prescribed in financial instruments exchange regulations. He has served as the Representative Director and Chairman of another company and as the Outside Director of UNY Group Holdings and we hope that he can provide valuable opinions and advice based on these experiences and his deep management knowledge and nominate him for Outside Director.

Other matters to be noted concerning the candidate for Outside Director

When Takashi Saeki is elected as an Outside Director and Independent Director, the Company will, as prescribed in the rules stated in Article 427, Paragraph 1 of the Companies Act, enter into a contract with him to the effect that, if he is in breach of his duties without knowledge and is not grossly negligent in breaching his duties, his liability as a Director under Article 423, Paragraph 1 of the Companies Act will be limited to the minimum liability amount provided in applicable laws and regulations.

Notes:	1.	Jiro Koshida also serves as Director of Circle K Sunkus. The Company and Circle K Sunkus have a business relationship concerning joint product development and joint procurement of miscellaneous goods for stores.
	2.	There is no special relationship of interest between the Company and any of the candidates other than those mentioned above.

No. 6: Election of One Corporate Auditor

The term of office of Corporate Auditor Shintaro Tateoka will expire and Corporate Auditor Norio Tanabe will resign at the conclusion of this Meeting. Accordingly, we propose that one (1) Corporate Auditor be elected.

The candidate for Corporate Auditor is as described below. The Board of Corporate Auditors has given prior approval to this. proposal.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
1	Yasuhiro Baba (May 25, 1956) new appointment, candidate for Outside Corporate Auditor	April 1979	Joined ITOCHU Corporation	200
		May 2007	Deputy General Manager of General Accounting Control Division of ITOCHU Corporation
		May 2008	CFO of ITOCHU International Inc.
		April 2011	Executive Councilor of ITOCHU Corporation
		May 2012	Executive Councilor, Deputy General Manager of Risk Management Division of ITOCHU Corporation
		April 2014	Executive Councilor, General Manager of Risk Management Division of ITOCHU Corporation (present)

Reason for choosing the candidate for Outside Corporate Auditor

Yasuhiro Baba is a candidate for Outside Corporate Auditor. Yasuhiro Baba is nominated for Outside Corporate Auditor because he has been engaged in accounting and finance tasks with another company over many years and we hope that he can strictly audit the Company based on those experiences and his deep knowledge of the accounting and finance fields.

Although Yasuhiro Baba has not been involved in corporate management, we believe that, for the above reasons, he will be able to effectively perform the duties of Outside Corporate Auditor of the Company.

Note: There is no special relationship of interest between Yasuhiro Baba and the Company.

No. 7: Election of Two Corporate Auditors in Association with the Absorption-Type Merger and the Absorption-Type Demerger

In association with the Absorption-Type Merger and the Absorption-Type Demerger, we propose that two (2) Corporate Auditors, be elected. The candidates for Corporate Auditors are as described below. The Board of Corporate Auditors has given prior approval to this proposal. The election will be effective on September 1, 2016, subject to the approval of Proposals No. 1 and No. 2 as originally proposed and the consummation of each of the Absorption-Type Merger and the Absorption-Type Demerger (which will be effective on the same date).

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
1	Akira Ito (March 15, 1957) new appointment	March 1979	Joined U-STORE Co., Ltd.	—
		May 2007	Director of U-STORE Co., Ltd.
		August 2008	Executive Officer, East Division General Manager of U-STORE Operation Department of UNY Co., Ltd. (currently UNY Group Holdings)
		February 2009	Executive Officer, Chukyo-South Division General Manager of PIAGO Operation Department of UNY Co., Ltd.
		February 2010	Executive Officer, Chukyo-Chu Division General Manager of PIAGO Operation Department of UNY Co., Ltd.
		May 2012	Standing Corporate Auditor of UNY Group Holdings (present)
Important Positions Concurrently Held in Other Organizations:
Standing Corporate Auditor of UNY Group Holdings
Corporate Auditor of UNY Co., Ltd.
Outside Corporate Auditor of Palemo Co., Ltd.

Reason for choosing the candidate for Corporate Auditor

Akira Ito is currently acting as Standing Corporate Auditor of UNY Group Holdings, and has wide experience and deep expertise in the general retail business. We hope that he can strictly audit the Company based on these capabilities and thus nominate him for Corporate Auditor of the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company
2	Naotaka Nanya (March 11, 1965) new appointment, candidate for Outside Corporate Auditor	April 1993	Registered Lawyer (present)	—
		September 1999	Founded Nanya Law Firm (present)
Important Positions Concurrently Held in Other Organizations:
Outside Corporate Auditor of UNY Group Holdings
Corporate Auditor of Circle K Sunkus
Outside Corporate Auditor of CKD Corporation

Reason for choosing the candidate for Outside Corporate Auditor

Naotaka Nanya is a candidate for Outside Corporate Auditor and for Independent Auditor as prescribed in financial instruments exchange regulations. He has served as Outside Corporate Auditor of UNY Group Holdings and has extensive knowledge and sophisticated insight in the legal field. We hope that he can strictly audit the Company based on those experiences and his deep knowledge regarding this field and thus nominate him for Outside Corporate Auditor of the Company.

Although Naotaka Nanya has not been involved in corporate management other than through his service as an Outside Director or Corporate Auditor, we believe that, for the above reasons, he will be able to effectively perform the duties of Outside Corporate Auditor of the Company.

Other matters to be noted concerning the candidate for Outside Corporate Auditor

When Naotaka Nanya is elected as an Outside Director and Independent Director, the Company will, as prescribed in the rules stated in Article 427, Paragraph 1 of the Companies Act, enter into a contract with him to the effect that, if he is in breach of his duties without knowledge and is not grossly negligent in breaching his duties, his liability as Auditor under Article 423, Paragraph 1 of the Companies Act will be limited to the minimum liability amount provided in applicable laws and regulations.

Note: There is no special relationship of interest between the Company and any of the candidates.

No. 8: Change in the Timing of the Payment of Retirement Benefits for Directors

It was approved at the 30th Ordinary General Meeting of Shareholders on May 26, 2011 that the timing of the final payment of retirement benefits for directors in association with the termination of retirement benefits for directors is the time at which each director retires. We, herein, request your approval to change the timing of the final payment for certain directors (i.e. Junji Ueda, Toshio Kato, Masaaki Kosaka and Akinori Wada), who are subject to such final payment system, to be the time at which each director retires from his or her directorship for both (a) the Company following the Absorption-Type Merger (i.e. the Integrated Company), which will change its company name to FamilyMart UNY Holdings Co., Ltd., and (b) Circle K Sunkus following the Absorption-Type Demerger, which will change its company name to FamilyMart Co., Ltd.

The change in the timing of the payment of retirement benefits for directors will be effective on September 1, 2016, subject to (a) the approval of Proposals No. 1 and No. 2 as originally proposed and (b) the consummation of each of the Absorbed-Type Merger and the Absorbed-Type Demerger (which will be effective on the same date).